FOR IMMEDIATE RELEASE

Contact:
Marie Pellegrino
President
(508) 675-4346

Narragansett Bancorp, Inc.
Announces Closing of
Initial Public Offering

Swansea, Massachusetts; November 2, 2026 – Narragansett Bancorp, Inc. (the “Company”), the holding company for BayCoast Bank (the “Bank”), announced today that it has completed the Bank’s two-tier holding company reorganization and the Company’s related stock offering.

The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “NARA” beginning on Monday, November 2, 2026.

The Company sold 9,098,800 shares of common stock, which includes 761,760 shares sold to the Bank’s Employee Stock Ownership Plan, and represents the adjusted maximum of the offering range as disclosed in the Company’s prospectus dated August 11, 2026.  The Company also issued 11,638,000 shares of common stock to Narragansett Financial Corporation, the Company’s mutual holding company, and issued 423,200 shares of common stock to BayCoast Charitable Foundation, Inc.  The Company has 21,160,000 shares of common stock issued and outstanding as a result of the transaction.

The stock offering was oversubscribed by depositors of the Bank as of May 31, 2025. Accordingly, valid stock orders received in the subscription offering were filled according to the purchase limitations and proration methods disclosed in the Company’s prospectus dated August 11, 2026.  Persons wishing to confirm their stock orders may do so by contacting the Stock Information Center at (844) 301-2265.  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) book-entry statements for the shares purchased in the stock offering, and interest checks, on or about November 4, 2026.

Piper Sandler & Co. acted as marketing agent for the Company in connection with the stock offering.  Luse Gorman, PC served as legal counsel to the Company and the Bank in connection with the stock offering.  Covington & Burling LLP served as legal counsel to Piper Sandler & Co. in connection with the stock offering.

About BayCoast Bank

Originally chartered in 1851, BayCoast Bank is a Massachusetts-chartered stock savings bank that operates from its main office and 25 full-service branch banking offices in the South Coast of Massachusetts and the State of Rhode Island, as well as two loan production offices in Massachusetts and Rhode Island. BayCoast Bank’s deposits are insured in full beyond federal deposit insurance coverage limits by the Depositors Insurance Fund.

Special Notice Regarding Common Stock
The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other governmental agency.
Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the reorganization and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.